LiveDeal, Inc. Expected Financial Results for Q4 2007 and Conference Call

SANTA CLARA, Calif. & MESA, Ariz. – LiveDeal, Inc. OTCBB:LVDL), the nation's first combined local online classifieds and Yellow Pages marketplace (www.livedeal.com), today announced its preliminary financial results for the fourth quarter of fiscal 2007, and that it has tentatively scheduled its Q4 and Year-end earnings call for January 4, 2008.

Gross Revenue for the 4th fiscal quarter 2007 is expected to be in the range of $7.8 million to $8.0 million. Net Revenue for the 4th fiscal quarter 2007 is estimated to be in the range of $6.9 million to $7.1 million, for a sequential quarterly increase of approximately 15% to 19% over the 3rd fiscal quarter 2007. Further, the Company anticipates Net Income to be in the range of $275,000 to $400,000 for the 4th fiscal quarter 2007 as compared to Net Income of $266,000 for the 3rd fiscal quarter 2007 and a $1.7 million net loss in the 4th fiscal quarter 2006.

Customer count should be within the range of previously expected listings of 80,000 to 82,000 for the end of the 4th fiscal quarter 2007.

Fourth Quarter and Year End Conference Call

LiveDeal, Inc. will hold its Q4 and Fiscal Year-end earnings conference call tentatively on January 4, 2008 at 4:00 Eastern Standard time. To listen to the live web cast of the conference call, please refer to the investor section of our web site at www.livedeal.com.

Listeners can access the conference call by dialing 866-700-6293 and entering pass code 87189391. International callers can access the conference call by dialing 617-213-8835 and entering pass code 87189391. A replay will be available two hours after the call by dialing 888-286-8010, (or 617-801-6888 for international callers) and entering pass code 76576223.

About LiveDeal, Inc.

LiveDeal, Inc. is a leader in the local online classifieds and Yellow Pages marketplace with millions of goods and services listed for sale in every city and zip code across the U.S. Through its online properties LiveDeal.com and YP.com, LiveDeal offers businesses and consumers a simple and affordable way of creating a web presence and marketing their products and services to local audiences. Buyers and sellers come together through LiveDeal's vast local marketplaces to find and list business services, merchandise, real estate, automobiles and pets. LiveDeal, Inc. is headquartered in Mesa, Arizona. For more information, please visit LiveDeal.com.

Forward-Looking and cautionary Statements

This press release may contain statements that constitute "forward-looking statements," which are often characterized by the terms "may," "believes," "projects," "expects," or "anticipates," and do not reflect historical facts. Forward-looking statements involve risks, uncertainties and other factors that may cause actual results, performance or achievements of LiveDeal, Inc. and its subsidiaries to be materially different from those expressed or implied by such forward-looking statements.

Factors that may affect forward-looking statements and the Company's business generally include but are not limited to (i) risk factors and cautionary statements described in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2006; (ii) other factors or statements described in the Company's other filings with the U.S. Securities and Exchange Commission, including its most recent Quarterly Report on Form 10-Q; and (iii) other factors that LiveDeal Inc. is currently unable to identify or quantify, but may exist in the future.

Forward-looking statements speak only as of the date on which the statement was made. LiveDeal Inc. does not undertake and specifically declines any obligation to update any forward-looking statements.

Contacts

Tier One Partners
Marian Hughes, 708-246-0083
Laura Lebaudy, 610-527-8138